Preliminary Terms To prospectus dated November 21, 2011 and the prospectus supplement dated November 21, 2011	Preliminary Terms No. 1,511 Registration Statement No. 333-178081 Dated July 10, 2014; Rule 433
Structured Investments	Morgan Stanley $ Participation Securities Linked to an Equally Weighted Basket of 16 Equity Securities due January 13, 2016 Principal at Risk Securities
General
•
The securities are designed for investors who seek exposure to the performance of an equally weighted basket of 16 equity securities.  Investors will have full upside and downside exposure to the performance of the Basket.  Investors should be willing to forgo interest and dividend payments, and, if the Basket declines, be willing to lose some or all of their principal.

•	Unsecured obligations of Morgan Stanley maturing January 13, 2016†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities are expected to price on or about July 11, 2014 and are expected to settle on or about July 16, 2014.
•
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Terms
Basket:
The Basket consists of the common stock, common shares, ordinary shares or American depositary shares of 16 different issuers (each, a “Basket Component” and collectively, the “Basket Components”).  The issuers of the Basket Components and the Bloomberg ticker symbol, the exchange on which each Basket Component is listed and the Basket Component Weighting of each Basket Component are set forth under “The Basket” on page 3 of this document.  The Initial Share Price and Multiplier for each Basket Component will be determined on the Pricing Date.

Payment at Maturity:
The Payment at Maturity will reflect the performance of the Basket over the term of the securities.  Accordingly, at maturity, you will receive an amount per $1,000 principal amount security calculated as follows:
$1,000 + ($1,000 x Basket Return)
Your investment will be fully exposed to any decline in the Basket.  You will lose some or all of your investment at maturity if the Basket Return is negative.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Ending Basket Level, expressed as a percentage and calculated as follows:
	Ending Basket Level Initial Basket Level	- 1
The Basket Return may be positive, zero or negative.
Basket Closing Level:
On any Averaging Date, the sum of the products of (i) the Share Closing Price of one share of each Basket Component on such date times the Adjustment Factor for such Basket Component on such date, and (ii) the Multiplier for such Basket Component.

Multiplier:
The Multiplier for each Basket Component will be set on the Pricing Date so that each Basket Component will represent its applicable Basket Component Weighting in the predetermined Initial Basket Level of 100.  Each Multiplier will remain constant for the terms of the securities.

Initial Basket Level:
The Initial Basket Level will equal 100, which is equal to the sum of the products of (i) the Share Closing Price of one share of each Basket Component on the Pricing Date, and (ii) the Multiplier for such Basket Component on the Pricing Date.

Ending Basket Level:	The arithmetic average of the Basket Closing Level on each of the five Averaging Dates.
Adjustment Factor:
With respect to each Basket Component, 1.0, subject to adjustment in the event of certain corporate events affecting the Basket Components.  See “Additional Terms Specific to the Securities–Antidilution Adjustments” below.

Averaging Dates†:	January 4, 2016, January 5, 2016, January 6, 2016, January 7, 2016 and January 8, 2016.
Maturity Date†:	January 13, 2016
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the Pricing Date:	Approximately $975.50 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61761JRY7 / US61761JRY72
†	Subject to postponement for non-trading days or in the event of a market disruption event as described under “Additional Terms Specific to the Securities–Market Disruption Events” below.
Investing in the Participation Securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 11 of these preliminary terms.
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and these preliminary terms if you so request by calling toll-free 1-800-584-6837.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer(3)
Per security	100%	1%	99%
Total	$	$	$
(1) J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.
(2) Please see “Supplemental Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.
(3) See “Use of Proceeds and Hedging” on page 15.
The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” below.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

July 10, 2014

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read these preliminary terms together with the prospectus dated November 21, 2011, as supplemented by the prospectus supplement dated November 21, 2011.  These Participation Securities are an issuance of our Series F medium-term notes and their terms are further described in the prospectus supplement.  These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

•	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

Terms used in these preliminary terms are defined in the prospectus supplement or in the prospectus.  As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refer to Morgan Stanley.

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date will be less than $1,000.  We estimate that the value of each security on the Pricing Date will be approximately $975.50, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Basket Components.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Basket Components, instruments based on the Basket Components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Basket Components, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Basket Components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The Basket

The issuers of the Basket Components and the Bloomberg ticker symbol, the exchange on which each Basket Component is listed and the Basket Component Weighting of each Basket Component are set forth below.

Bloomberg Ticker Symbol	Issuer of Basket Component	Exchange	Basket Component Weighting	Initial Share Price*	Multiplier*
MOS	The Mosaic Company common stock	NYSE	6.25%
SQM	Chemical and Mining Company of Chile Inc. American depositary shares	NYSE	6.25%
MON	Monsanto Company common stock	NYSE	6.25%
GG	Goldcorp Inc. common shares	NYSE	6.25%
AU	AngloGold Ashanti Limited American depositary shares	NYSE	6.25%
SWC	Stillwater Mining Company common stock	NYSE	6.25%
HAL	Halliburton Company common stock	NYSE	6.25%
WFT	Weatherford International plc ordinary shares	NYSE	6.25%
EOG	EOG Resources, Inc. common stock	NYSE	6.25%
TOT	Total S.A. American depositary shares	NYSE	6.25%
NUE	Nucor Corporation common stock	NYSE	6.25%
FCX	Freeport-McMoRan Copper & Gold Inc. common stock	NYSE	6.25%
GOOGL	Google Inc. Class C common stock	NASDAQ	6.25%
FOXA	Twenty-First Century Fox, Inc. Class A common stock	NASDAQ	6.25%
RLGY	Realogy Holdings Corp. common stock	NYSE	6.25%
BUD	Anheuser-Busch InBev SA American depositary shares	NYSE	6.25%

* The Initial Share Price and the Multiplier for each Basket Component will be determined on the Pricing Date.

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the securities.  The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

Ending Basket Level	Percent Change in the Basket	Basket Return	Payment on Securities (per $1,000)	Total Return on Securities
200.00	100.00%	100.00%	$2,000.00	100.00%
190.00	90.00%	90.00%	$1,900.00	90.00%
180.00	80.00%	80.00%	$1,800.00	80.00%
170.00	70.00%	70.00%	$1,700.00	70.00%
160.00	60.00%	60.00%	$1,600.00	60.00%
150.00	50.00%	50.00%	$1,500.00	50.00%
140.00	40.00%	40.00%	$1,400.00	40.00%
130.00	30.00%	30.00%	$1,300.00	30.00%
120.00	20.00%	20.00%	$1,200.00	20.00%
110.00	10.00%	10.00%	$1,100.00	10.00%
100.00	0.00%	0.00%	$1,000.00	0.00%
90.00	-10.0%	-10.0%	$900.00	-10.0%
80.00	-20.0%	-20.0%	$800.00	-20.0%
70.00	-30.0%	-30.0%	$700.00	-30.0%
60.00	-40.0%	-40.0%	$600.00	-40.0%
50.00	-50.0%	-50.0%	$500.00	-50.0%
40.00	-60.0%	-60.0%	$400.00	-60.0%
30.00	-70.0%	-70.0%	$300.00	-70.0%
20.00	-80.0%	-80.0%	$200.00	-80.0%
10.00	-90.0%	-90.0%	$100.00	-90.0%
0.00	-100.0%	-100.0%	$0.00	-100.0%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1:  The level of the Basket increases 20.00% from the Initial Basket Level of 100 to an Ending Basket Level of 120.  The investor receives a Payment at Maturity of $1,200 per $1,000 principal amount security, representing a return on the securities of 20.00%, calculated as follows:

$1,000 + [$1,000 x (120 / 100 – 1)] = $1,200

Example 2:  The level of the Basket remains unchanged from the Initial Basket Level of 100. The investor receives a Payment at Maturity of $1,000 per $1,000 principal amount security, representing a return on the securities of 0.00%, calculated as follows:

$1,000 + [$1,000 x (100 / 100 – 1)] = $1,000

Example 3:  The level of the Basket decreases 40.00% from the Initial Basket Level of 100 to an Ending Basket Level of 60.  If the level of the Basket decreases 40.00%, the investor will lose 40.00% of the investment amount due to the full exposure to the Basket performance.  The investor receives a Payment at Maturity of $600 per $1,000 principal amount security, representing a return on the securities of -40.00%, calculated as follows:

$1,000 + [$1,000 x (60 / 100 – 1)] = $600.00

Selected Purchase Considerations

•
RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 16 EQUITY SECURITIES — The return on the securities is linked to the performance of an equally weighted Basket that consists of 16 Basket Components as set forth under “The Basket” on page 3 of this document.  None of the issuers of the Basket Components are an affiliate of ours and none are involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the Basket Components, including any corporate actions of the type that would require Morgan Stanley & Co. LLC (“MS & Co.”), as the calculation agent, to adjust the payment to you at maturity.  The issuers of the Basket Components have no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to any of the issuers of the Basket Components.

•
UNITED STATES FEDERAL TAXATION – Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•	purchase the securities at their “issue price”; and
•	will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder in the case of a PFIC, and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the securities as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code and the discussion below concerning backup withholding, a Non-U.S. Holder of the securities should not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 897 of the Code and FATCA, if all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding the securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  Pursuant to Treasury regulations and guidance from the U.S. Treasury Department and the IRS, this legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  If the securities were recharacterized as debt instruments, this legislation might apply to any payment of amounts treated as interest.  If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in any of the Basket Components.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal.  The return on the securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Ending Basket Level is positive or negative.  Your investment will be fully exposed to any decline in the Ending Basket Level as compared to the Initial Basket Level.  There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

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NO SHAREHOLDER RIGHTS OR DIVIDENDS – Investing in the securities is not equivalent to investing in any of the Basket Components.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the Basket Components.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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INVESTING IN THE SECURITIES EXPOSES INVESTORS TO RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN EQUITY SECURITIES – Six of the Basket Components are securities of companies incorporated outside the U.S.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Four of the Basket Components are the American depositary shares of companies incorporated outside the U.S. There are significant risks related to an investment linked to American depositary shares, which are quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency.  American depositary shares, which are quoted and traded in U.S. dollars, may trade differently from their respective underlying equity securities.  In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future.  These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the securities.  Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of any of the four Basket Components that are American depositary shares, which may consequently affect the level of the Basket and the value of the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – The value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

▪	the prices of the Basket Components on any day;

▪	the expected volatility (frequency and magnitude of changes in price) of the Basket Components;

▪	the time to maturity of the securities;

▪	the dividend rates of the Basket Components;

▪	interest and yield rates in the market generally;

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geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or stock markets generally and which may affect the issuers of the Basket Components and the price of the Basket Components;

▪	the occurrence of certain events affecting a particular Basket Component that may or may not require an adjustment to its Adjustment Factor; and

▪	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

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CHANGES IN THE VALUE OF ONE OR MORE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Price movements in the Basket Components may not correlate with each other.  At a time when the price of one or more Basket Components increases, the price of other Basket Components may decline in value.  Therefore, in calculating the payment at maturity, increases in the price of one or more Basket Components may be moderated, or wholly offset, by declines in the price of one or more of the other Basket Components.

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THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US.  BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Basket Components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “Many economic and market factors will impact the value of the securities” above.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. may make certain determinations that may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and certain adjustments to the Adjustment Factor for any Basket Component.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Additional Terms Specific to the Securities—Adjustment Factor,” —Antidilution Adjustments,” “—Market Disruption Events.” “—Postponement of Averaging Dates,” “—Share Closing Price” and “—Calculation Agent and Calculations” below.

Additionally, some of our subsidiaries also trade the Basket Components and other financial instruments related to the Basket Components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the Basket Components.  We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the price of the Basket Components and the value of the securities.  In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

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HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES– One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Basket Components), including trading in the Basket Components.  Some of our subsidiaries also trade the Basket Components and other financial instruments related to the Basket Components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Initial Share Prices of the Basket Components, and, therefore, could increase the prices at or above which the Basket Components must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities.

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THE ANTIDILUTION ADJUSTMENTS TO THE ADJUSTMENT FACTORS OF THE BASKET COMPONENTS THE CALCULATION AGENT IS REQUIRED TO MAKE DO NOT COVER EVERY CORPORATE EVENT THAT COULD AFFECT THE BASKET COMPONENTS – MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the Basket Components, such as stock splits and stock dividends, and certain other corporate actions involving the issuers of the Basket Components, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the Basket Components.  For example, the calculation agent is not required to make any adjustments if an issuer of the Basket Components offers common stock for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the Adjustment Factor for any Basket Component, the market price of the securities may be materially and adversely affected.

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MORGAN STANLEY MAY ENGAGE IN BUSINESS WITH OR INVOLVING THE ISSUERS OF THE BASKET COMPONENTS WITHOUT REGARD TO YOUR INTERESTS –  We or our affiliates may presently or from time to time engage in business with the issuers of the Basket Components without regard to your interests, including extending loans to, or making equity investments in, the issuers of the Basket Components or their affiliates or subsidiaries or providing advisory services to the issuers of the Basket Components, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about the issuers of the Basket Components.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuers of the Basket Components.  These research reports may or may not recommend that investors buy or hold the Basket Components.

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THE SECURITIES MAY COME TO BE BASED ON THE SHARE CLOSING PRICES OF THE EQUITY SECURITIES OF COMPANIES OTHER THAN THE ISSUERS OF THE BASKET COMPONENTS –  Following certain corporate events relating to the Basket Components, such as a stock-for-stock merger where a Basket Component is not the surviving entity, the amount payable at maturity will be determined by reference to the value of exchange property which may include cash or shares of a corporation other than the issuer of such Basket Component.  We describe the specific corporate events that can lead to these adjustments in “Additional Terms Specific to the Securities — Antidilution Adjustments” below.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the securities.

•	THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — Please note that the discussions in this document concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this document, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this document.  Please read carefully the discussion under “United States Federal Taxation” in this document concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the Basket Components, in futures and/or options contracts on the Basket Components, or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Share Prices of the Basket Components, and, therefore, could increase the prices at or above which the Basket Components must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the Averaging Dates, by purchasing and selling the Basket Components, options contracts relating to the Basket Components or any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the price of the Basket Components, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Information about the Basket Components

Public Information.  The Basket Components are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is www.sec.gov.  Information provided to or filed with the Commission by the issuers of the Basket Components pursuant to the Exchange Act can be located by reference to the Commission file numbers listed below.  In addition, information regarding issuers of the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the securities offered hereby and do not relate to the Basket Components.  We have derived all disclosures contained in these preliminary terms regarding the issuers of the Basket Components from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Components.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuers of the Basket Components is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Basket Components (and therefore the price of the Basket Components at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Components could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket Components.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Components.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Components, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Basket Components.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of the issuers of the Basket Components as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Components.

Historical Information

We obtained the Share Closing Prices below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Share Closing Price of any of the Basket Components on any of the Averaging Dates.  We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

The following graph sets forth the historical performance of the Basket based on the Basket Closing Level from October 10, 2012 through July 7, 2014. The following graph assumes the Basket Closing Level on October 10, 2012 was 100 and the Basket Component Weightings were as specified under “The Basket” above.

Historical Performance of the Basket

The Mosaic Company

The Mosaic Company is a producer and marketer of concentrated phosphate and potash crop nutrients.  Information provided to or filed with the Commission by The Mosaic Company pursuant to the Exchange Act can be located by reference to Commission file number 001-32327.

The following graph sets forth the historical performance of the common stock of The Mosaic Company based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $48.76.

Historical Performance of the Common Stock of The Mosaic Company

Chemical and Mining Company of Chile Inc.

Chemical and Mining Company of Chile Inc. is a producer of potassium nitrate, iodine and lithium chemicals based in Chile.  Information provided to or filed with the Commission by Chemical and Mining Company of Chile Inc. pursuant to the Exchange Act can be located by reference to Commission file number 33-65728.

The following graph sets forth the historical performance of the American depositary shares of Chemical and Mining Company of Chile Inc. based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $29.68.

Historical Performance of the American Depositary Shares of Chemical and Mining Company of Chile Inc

Monsanto Company

Monsanto Company is a provider of agricultural products for farmers.  Information provided to or filed with the Commission by Monsanto Company pursuant to the Exchange Act can be located by reference to Commission file number 001-16167.

The following graph sets forth the historical performance of the common stock of Monsanto Company based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $125.25.

Historical Performance of the Common Stock of Monsanto Company

Goldcorp Inc.

Goldcorp Inc. is a Canadian gold producer engaged in the acquisition, exploration, development and operation of gold properties in Canada, the United States, Mexico and Central and South America.  The principal products and sources of cash flow for Goldcorp are derived from the sale of gold, silver, copper, lead and zinc.  Information provided to or filed with the Commission by Goldcorp Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-12970.

The following graph sets forth the historical performance of the common shares of Goldcorp Inc. based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $27.38.

Historical Performance of the Common Shares of Goldcorp Inc.

AngloGold Ashanti Limited

AngloGold Ashanti Limited is a global gold mining and exploration company based in South Africa.  Information provided to or filed with the Commission by AngloGold Ashanti Limited pursuant to the Exchange Act can be located by reference to Commission file number 1-14846.

The following graph sets forth the historical performance of the American depositary shares of AngloGold Ashanti Limited based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $16.89.

Historical Performance of the American Depositary Shares of AngloGold Ashanti Limited

Stillwater Mining Company

Stillwater Mining Company is a company that develops, extracts, processes, smelts and refines palladium, platinum and other associated metals.  Information provided to or filed with the Commission by Stillwater Mining Company pursuant to the Exchange Act can be located by reference to Commission file number 1-13053.

The following graph sets forth the historical performance of the common stock of Stillwater Mining Company based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $18.54.

Historical Performance of the Common Stock of Stillwater Mining Company

Halliburton Company

Halliburton Company provides a variety of services and products to customers in the energy industry related to the exploration, development and production of oil and natural gas.  Information provided to or filed with the Commission by Halliburton Company pursuant to the Exchange Act can be located by reference to Commission file number 001-03492.

The following graph sets forth the historical performance of the common stock of Halliburton Company based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $70.16.

Historical Performance of the Common Stock of Halliburton Company

Weatherford International plc

Weatherford International plc, based in Switzerland, is a provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells.  Information provided to or filed with the Commission by Weatherford International plc pursuant to the Exchange Act can be located by reference to Commission file number 333-194993.

The following graph sets forth the historical performance of the ordinary shares of Weatherford International plc based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $22.40.

Historical Performance of the Ordinary Shares of Weatherford International plc

EOG Resources, Inc.

EOG Resources, Inc. is a company that explores for, develops, produces and markets crude oil and natural gas.  Information provided to or filed with the Commission by EOG Resources, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 1-09743.

The following graph sets forth the historical performance of the common stock of EOG Resources, Inc. based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $115.73.

Historical Performance of the Common Stock of EOG Resources, Inc.

Total S.A.

Total S.A. is an international oil and gas company based in France.  Information provided to or filed with the Commission by Total S.A. pursuant to the Exchange Act can be located by reference to Commission file number 1-10888.

The following graph sets forth the historical performance of the American depositary shares of Total S.A. based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $71.06.

Historical Performance of the American Depositary Shares of Total S.A.

Nucor Corporation

Nucor Corporation is a company that manufactures steel and steel products.  Information provided to or filed with the Commission by Nucor Corporation pursuant to the Exchange Act can be located by reference to Commission file number 1-04119.

The following graph sets forth the historical performance of the common stock of Nucor Corporation based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $49.68.

Historical Performance of the Common Stock of Nucor Corporation

Freeport-McMoRan Copper & Gold Inc.

Freeport-McMoRan Copper & Gold Inc. is a copper, gold and molybdenum mining company.  Information provided to or filed with the Commission by Freeport-McMoRan Copper & Gold Inc. pursuant to the Exchange Act can be located by reference to Commission file number 1-11307-01.

The following graph sets forth the historical performance of the common stock of Freeport-McMoRan Copper & Gold Inc. based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $38.67.

Historical Performance of the Common Stock of Freeport-McMoRan Copper & Gold Inc.

Google Inc.

Google Inc. is a global technology company that provides products and services enabling users to find, create and organize information, and enabling advertisers to deliver advertisements.  Information provided to or filed with the Commission by Google Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-22513.

The following graph sets forth the historical performance of the Class C common stock of Google Inc. based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The securities are linked to Google Inc.’s Class C common stock, which trades under the ticker “GOOG.” The ticker “GOOG” was previously used for Google Inc.’s Class A common stock. In January 2014, Google Inc.’s board of directors approved a distribution of Class C common stock as a dividend to holders of the company’s Class A and Class B common stock. The stock split had a record date of March 27, 2014 and a payment date of April 2, 2014. The Class C common stock began regular trading under the ticker “GOOG” on April 3, 2014. The Share Closing Price on July 7, 2014 was $590.76.

Historical Performance of the Class C Common Stock of Google Inc.

* The green vertical line indicates April 3, 2014, which was the first day of regular trading for the Class C common stock of Google Inc.  The performance shown to the left of the vertical line reflects the Class A common stock of Google Inc., and the performance shown to the right of the vertical line reflects the Class C common stock of Google Inc.

Twenty-First Century Fox, Inc.

Twenty-First Century Fox, Inc. is a global media and entertainment company.  Information provided to or filed with the Commission by Twenty-First Century Fox, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-32352.

The following graph sets forth the historical performance of the Class A common stock of Twenty-First Century Fox, Inc. based on the daily Share Closing Prices from January 1, 2009 through July 7, 2014.  The Share Closing Price on July 7, 2014 was $35.69.

Historical Performance of the Class A Common Stock of Twenty-First Century Fox, Inc.

Realogy Holdings Corp.

Realogy Holdings Corp. is a provider of residential real estate services in the United States.  Information provided to or filed with the Commission by Realogy Holdings Corp. pursuant to the Exchange Act can be located by reference to Commission file number 001-35674.

The following graph sets forth the historical performance of the common stock of Realogy Holdings Corp. based on the daily Share Closing Prices from October 10, 2012 through July 7, 2014. The common stock of Realogy Holdings Corp. began trading on October 10, 2012 and therefore there is limited historical performance.  The Share Closing Price on July 7, 2014 was $38.56.

Historical Performance of the Common Stock of Realogy Holdings Corp.

* The common stock of Realogy Holdings Corp. began trading on October 10, 2012 and therefore there is limited historical performance.

Anheuser-Busch InBev SA/NV

Anheuser-Busch InBev SA/NV is a brewing and consumer products company based in Belgium.  Information provided to or filed with the Commission by Anheuser-Busch InBev SA/NV pursuant to the Exchange Act can be located by reference to Commission file number 333-185619.

The following graph sets forth the historical performance of the American depositary shares of Anheuser-Busch InBev SA/NV based on the daily Share Closing Prices from July 1, 2009 through July 7, 2014.  The American depositary shares of Anheuser-Busch InBev SA/NV began trading on July 1, 2009 and therefore there is limited historical performance.  The Share Closing Price on July 7, 2014 was $115.10.

Historical Performance of the American Depositary Shares of Anheuser-Busch InBev SA/NV

* The American depositary shares of Anheuser-Busch InBev SA/NV began trading on July 1, 2009 and therefore there is limited historical performance.

Additional Terms Specific to the Securities

Adjustment Factor.  The Adjustment Factor with respect to each Basket Component is initially set at 1.0, and is subject to adjustment in the event of certain corporate events affecting the Basket Components.  See “—Antidilution Adjustments” below.

Antidilution Adjustments.  The Adjustment Factor for any Basket Component will be adjusted as follows:

1.  If a Basket Component is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Component will be adjusted to equal the product of the prior Adjustment Factor for such Basket Component and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Component; provided that, with respect to any Basket Component that is an American depositary share, if the depositary for such American depositary share has adjusted the number of underlying equity securities represented by such American depositary share so that the price of the American depositary share would not be affected by such stock split or reverse stock split, no adjustment to the Adjustment Factor shall be made.

2.  If a Basket Component is subject (i) to a stock dividend (issuance of additional shares of such Basket Component) that is given ratably to all holders of shares of such Basket Component or (ii) to a distribution of such Basket Component as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Component, then once the dividend has become effective and such Basket Component is trading ex-dividend, the Adjustment Factor for such Basket Component will be adjusted so that the new Adjustment Factor for such Basket Component will equal the prior Adjustment Factor for such Basket Component plus the product of (i) the number of shares issued with respect to one share of such Basket Component and (ii) the prior Adjustment Factor for such Basket Component; provided that, with respect to any Basket Component that is an American depositary share, if (and to the extent that) the issuer of the equity securities represented by such American depositary share or the depositary for such American depositary share has adjusted the number of equity securities represented by each American depositary share so that the price of the American depositary share would not be affected by such stock dividend or stock distribution, no adjustment to the Adjustment Factor shall be made.

3.  If the issuer of a Basket Component issues rights or warrants to all holders of a Basket Component to subscribe for or purchase such Basket Component at an exercise price per share less than the Share Closing Price of such Basket Component on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the securities, then the Adjustment Factor for such Basket Component will be adjusted to equal the product of the prior Adjustment Factor for such Basket Component and a fraction, the numerator of which will be the number of shares of such Basket Component outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Component offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of such Basket Component outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Component which the aggregate offering price of the total number of shares of such Basket Component so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Share Closing Price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Share Closing Price.

4.  There will be no adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to the Basket Component other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to any Basket Component will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Component by an amount equal to at least 10% of the Share Closing Price of such Basket Component (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Component on the primary U.S. organized securities exchange or trading system on which such Basket Component is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”).  Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Component, the Adjustment Factor with respect to such Basket Component will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to the Replacement Stock in accordance with the procedures for a Replacement Basket Event as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Component will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Component or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error.  A distribution on any Basket Component described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.  Any of the following will constitute a Reorganization Event:  (i) a Basket Component (or, if the Basket Component is an American depositary share, the equity securiy represented by such American depositary share) is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Component, (ii) the issuer of a Basket Component or any surviving entity or subsequent surviving entity of the issuer of such Basket Component (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Component or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Component is liquidated, (v) the issuer of a Basket Component issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Component (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Component (or, if the Basket Component is an American depositary share, the equity securiy represented by such American depositary share) or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Component.  If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Component receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Adjustment Factor for such Basket Component and/or any for any New Stock (as defined below) or Replacement Stock (as defined below) on any Averaging Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

➢
if such Basket Component continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Adjustment Factor in effect on any Averaging Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

➢
for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Component, the number of shares of the New Stock received with respect to one share of the Basket Component multiplied by the Adjustment Factor in effect for such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Adjustment Factor”), as adjusted to such Averaging Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

➢	for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

1.
if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Component, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Component is less than 25% of the Share Closing Price of the Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Component, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Share Closing Prices of the Basket Component and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Share Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Component or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment

Factor in subparagraph (a) above and/or the New Adjustment Factor in subparagraph (b) above, as applicable, or

2.
if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Share Closing Price of such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Component is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Replacement Stock Event”), a Replacement Stock (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for the Basket Component on the Trading Day immediately prior to the effective date of such Reorganization Event.  The “Replacement Stock” will be a stock with the largest market capitalization among the stocks that then constitute the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the Basket Component; provided, however, that a Replacement Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the securities with respect to such stock (a “Hedging Restriction”); provided further that if a Replacement Stock cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the Replacement Stock will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the affected Basket Component.  The Replacement Stock will be assigned a Adjustment Factor equal to the number of shares of such Replacement Stock with a Share Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value and (b) the Adjustment Factor in effect for the Basket Component on the Trading Day immediately prior to the effective date of such Reorganization Event (the “Replacement Adjustment Factor”).

Following the allocation of any Extraordinary Dividend to the Replacement Stock pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Share Closing Price for such Basket Component on any Averaging Date determined by the Calculation Agent will be the sum of an amount equal to:

•	if applicable, the Share Closing Price of the Basket Component times the Adjustment Factor then in effect for such Basket Component;
•	if applicable, for a New Stock, the Share Closing Price of such New Stock times the New Adjustment Factor then in effect for such New Stock; and
•	if applicable, for a Replacement Stock, the Share Closing Price of such Replacement Stock times the Replacement Adjustment Factor then in effect for such replacement stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Component” under “—Share Closing Price” and “—Market Disruption Event” will be deemed to also refer to any New Stock or Replacement Stock, and (ii) all other references in this document to “Basket Component” will be deemed to refer to any New Stock or Replacement Stock and references to a “share” or “shares” of a Basket Component will be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Replacement Stock, unless the context otherwise requires.  The New Adjustment Factor(s) or Replacement Adjustment Factor resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above will be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

 If a Share Closing Price for a Basket Component is no longer available for a Basket Component for whatever reason, including the liquidation of the issuer of such Basket Component or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Share Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Component will equal zero for so long as no Share Closing Price is available.  There will be no substitution for any such Basket Component.

No adjustment to the Adjustment Factor for any Basket Component (including for this purpose, any New Adjustment Factor or Replacement Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor of such Basket Component then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward.  Antidilution Adjustments will be made up to and including the final Averaging Date.

No adjustments to the Adjustment Factor for any Basket Component or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Component, including, without limitation, a partial tender or exchange offer for a Basket Component.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor for a Basket Component, any New Adjustment Factor, Replacement Adjustment Factor or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the Share Closing Price of any Basket Component on the Averaging Dates made pursuant to paragraph 5 above, upon written request by any investor in the securities.

In addition, we may, at our sole discretion, cause the Calculation Agent to alter the specific adjustments set forth above in paragraphs 1 through 5 upon the occurrence of one or more events enumerated in paragraphs 1 through 5 if we determine that such adjustments do not properly reflect the economic consequences of the events enumerated in such paragraphs or would not preserve the relative investment risk.  There may be corporate or other similar events that could affect the Share Closing Price of any Basket Component for which the Calculation Agent will not adjust the Adjustment Factor.

With respect to any Basket Component that consists of American Depositary Shares, in the event that such American Depositary Shares are no longer listed on a primary U.S. securities exchange and the equity securities represented by such American Depositary Shares are then listed on a primary U.S. securities exchange, the Calculation Agent in its sole discretion will adjust the Adjustment Factor for such American Depositary Shares so that the product of the last reported sale price of such American Depositary Shares and their Adjustment Factor at the last time such American Depositary Shares were listed equals the product of the last reported sale price of the related equity securities represented by such American Depositary Shares and such adjusted Adjustment Factor at such time, and the related equity securities represented by such American Depositary Shares will take the place of the relevant American Depositary Shares.

With respect to any Basket Component that consists of American Depositary Shares, in the event that the issuer of the equity securities represented by such American Depositary Shares or the depositary for such American Depositary Shares elects, in the absence of any of the events described above, to change the number of equity securities that are represented by such American Depositary Shares, the Adjustment Factor for such American Depositary Shares on any Trading Day after the change becomes effective will be proportionately adjusted.  In addition, if any event requiring an adjustment to be made to any Adjustment Factor pursuant to paragraph 1, 2, 3, 4 or 5 above would result in a different adjustment with respect to the American Depositary Shares than with respect to the corresponding equity securities represented by such American Depositary Shares, the Calculation Agent will adjust the Adjustment Factor for such American Depositary Shares based solely on the effect of such event on the American Depositary Shares.

Market Disruption Events.  Market Disruption Event means, with respect to any Basket Component (or any other security for which a trading price or closing price must be determined), the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Component on the primary market for such Basket Component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Component as a result of which the reported trading prices for such Basket Component during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Basket Component, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Component by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Component and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Component are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Maturity Date:  If the scheduled Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day immediately following the scheduled Maturity Date.  If the final Averaging Date for any Basket Component is postponed so that it falls less than three scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the third scheduled Trading Day following such final Averaging Date as postponed.  See “–Postponement of Averaging Dates” below.

Postponement of Averaging Dates:  If a Market Disruption Event with respect to any Basket Component occurs on any scheduled Averaging Date or if any such scheduled Averaging Date is not a Trading Day, the Share Closing Price for any such affected Basket Components only for such scheduled Averaging Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred.  Each succeeding Averaging Date for such affected Basket Components only will then be the next Trading Day following the preceding Averaging Date as postponed.  The Ending Basket Level will be determined on the date on which the Share Closing Prices for each Basket Component for all scheduled Averaging Dates have been determined; provided that (i) the Share Closing Price for any Basket Component will not be determined on a date later than the tenth scheduled Trading Day after the scheduled final Averaging Date, (ii) any Share Closing Price for any remaining Averaging Dates that would otherwise fall after such tenth Business Day will be the share Closing Price on such tenth Business Day and (iii) if such tenth Business Day is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of any such Basket Component on such date as the mean of the bid prices for such Basket Component for such date obtained from as many recognized dealers in such Basket Component, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, such Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day:  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Share Closing Price.  The Share Closing Price for any Basket Component (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day will be determined by the Calculation Agent and will mean:

(i) if such Basket Component (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Component (or any such other security) is listed,

(ii) if such Basket Component (or any such other security) is a security of NASDAQ, the official closing price of such Basket Component published by NASDAQ on such day, or

(iii) if any Basket Component (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for such Basket Component.

If such Basket Component (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one share of such Basket Component (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event occurs with respect to such Basket Component (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for such Basket Component (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Component (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, such Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.

Trustee

The “Trustee” for each offering of securities issued under our Senior Debt Indenture, including the securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Basket Level, the Ending Basket Level, the Basket Return and the Payment at Maturity, if any.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Ending Basket Level or whether a Market Disruption Event has occurred.  See the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the securities.  Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In these preliminary terms, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Alternate Exchange Calculation in Case of an Event of Default:  If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities.  That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final Averaging Date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from MS & Co. for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Terms Specific To The Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.